Exhibit 10.1

LSI INDUSTRIES INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
(Amended and Restated as of November 18, 2010)

PREAMBLE

LSI Industries Inc. and each Employer hereby amend and restate the Plan effective as of November 19, 2009 as set forth herein.  The Plan was originally effective as of September 15, 1996.  The Plan was amended and restated as of July 1, 1998, July 1, 2002, April 27, 2004, September 9, 2005, November 1, 2006, December 31, 2008 and November 19, 2009.  This amendment and restatement is intended to bring the Plan document into compliance with Section 409A of the Internal Revenue Code of 1986 and the final regulations issued thereunder.  This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees who are rendering service to an Employer.

ARTICLE I.
DEFINITIONS

1.1
“Beneficiary” shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant’s death, to such person or persons as such Participant’s Beneficiary.  Each Participant may designate a Beneficiary by filing the proper form with the Committee.  A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary.  A designation shall be effective upon said filing, provided that it is so filed during such Participant’s lifetime, and may be changed from time to time by the Participant.

1.2	“Code” shall mean the Internal Revenue Code of 1986 as amended.

1.3
“Committee” shall mean the Compensation Committee of the Board of Directors of LSI Industries Inc. which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document.

1.4
“Compensation” shall mean the total amount of earnings (including bonuses) paid by an Employer to an Executive or which would otherwise be paid but for a deferral election hereunder or a salary reduction election under any Code Section 401(k) plan or Code Section 125 plan.

1.5
“Deferred Compensation Account” shall mean the account to be established by an Employer as a book reserve to reflect the amounts deferred by a Participant, the amounts credited by the Employer, and the earnings adjustment under Article VII.  A Participant’s Deferred Compensation Account shall be reduced by distributions under Paragraph 7.2, Article VIII and Article IX.

1.6
“Employer” shall mean LSI Industries Inc. and any affiliate of LSI Industries Inc. (whether or not incorporated) which has adopted the Plan with the consent of LSI Industries Inc., or any successor or assignee of any of them.

1.7
“Executive” shall mean any employee designated by the Committee (in conjunction with senior management of LSI Industries Inc.) as a member of the select group of management or highly compensated employees eligible for participation in this Plan.

1.8
“Participant” shall mean any Executive who has a right to a benefit under the Plan and a person who was such at the time of the Executive’s death or Separation from Service and who retains, or whose Beneficiary retains, a benefit under the Plan which has not been distributed.

1.9	“Plan” shall mean the LSI Industries Inc. Nonqualified Deferred Compensation Plan as described in this instrument, amended and restated effective November 18, 2010, and, as may be amended thereafter.

1.10	“Plan Year” shall mean the 12-consecutive month period beginning on July 1.

1.12	“Separation from Service” shall mean a “separation from service” within the meaning of Code Section 409A and the rules and regulations promulgated thereunder.

ARTICLE II.
PARTICIPANT’S ELECTION TO DEFER

2.1
Each Executive may elect to have up to 100% of the Executive’s Compensation (in whole percentages) for a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan.  The Committee may allow separate elections with respect to regular earnings and bonuses.

2.2
An Executive desiring to exercise an election under Paragraph 2.1 shall notify the Committee of his deferral election.  Such notice must be in writing on a form provided by the Committee, or in a manner otherwise satisfactory to the Committee, and provided to the Committee by such date as the Committee shall specify, but in all events no later than the end of the calendar year preceding the first day of the Plan Year to which such election is to apply.  In the event an Executive first becomes eligible to participate in the Plan on or after January 1, 2005, the Executive’s election for deferrals must be provided no later than 30 days following the date the Executive first becomes eligible, and such election will only be effective with regard to Compensation earned following the election.

2.3
A deferral election shall be effective with respect to the entire Plan Year to which it relates and may not be modified or terminated for that Plan Year; provided, however, (1) in the Plan Year beginning July 1, 2002, Participants may increase their deferral election during a two week period designated by the Committee, and (2) for periods on or after January 1, 2005, in the event of an unforeseeable emergency (as defined in Paragraph 8.4), a Participant’s deferral election shall be terminated for the remainder of the respective Plan Year.

2.4
The Compensation otherwise payable to the Executive during the Plan Year shall be reduced pursuant to the Executive’s election under this Article II.  Such amounts shall be credited to the Executive’s Deferred Compensation Account.

2.5
For deferrals on or after January 1, 2005, an Executive’s election relating to Compensation from a performance-based bonus payment based on services over a period of at least 12 months must be made no later than 6 months before the end of the service period, provided the Executive performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made under this Paragraph 2.5, and provided further that in no event may an election to defer Compensation from a performance-based bonus payment be made after such Compensation has become readily ascertainable.

ARTICLE III.
EMPLOYER MAKE-UP ALLOCATIONS

3.1
If because of an election under Article II, a Participant receives a smaller allocation of Employer contributions and/or forfeitures under the LSI Industries Inc. Retirement Plan for a Plan Year of that plan than the Participant would have received had no such election been made, then there shall be credited to the Participant’s Deferred Compensation Account an amount equal to the amount which bears the same relationship to the amounts deferred under Article II and credited to the Participant’s Deferred Compensation Account during the Plan Year as the Participant’s allocations (of Employer contributions and/or forfeitures) under the LSI Industries Inc. Retirement Plan bear to the Participant’s compensation taken into account under that plan.  Such amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

3.2	(a)
If, by reason of the application of the compensation limitation imposed by Code Section 401(a)(17) (or any corresponding successor provision), including any provision in the LSI Industries Inc. Retirement Plan providing such limitation, a Participant receives a smaller allocation of Employer contributions and/or forfeitures under the LSI Industries Inc. Retirement Plan for any plan year of that plan than he would have received had no such limitation been in effect, then there shall be credited to his Deferred Compensation Account the amount determined under (b) below.  Such amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

(b)
The amount hereunder shall be equal to the amount which is the same percentage of the Participant’s compensation (as defined in the LSI Industries Inc. Retirement Plan) in excess of the compensation limitation referred to in (a) above as the percentage allocated under the LSI Industries Inc. Retirement Plan on compensation in excess of the Social Security taxable wage base (but not in excess of the limitation referred to in (a) above).

ARTICLE IV.
LSI INCENTIVE ALLOCATIONS

4.1
Subject to Paragraph 4.2, each Participant shall be eligible for an Employer incentive allocation for a Plan Year, to be determined in accordance with Paragraph 4.3, if the Participant satisfies both of the following requirements:

(a)
The Participant must have elected to make Compensation deferrals under the Plan for the Plan Year of the LSI incentive allocation, the immediately preceding Plan Year and/or the second preceding Plan Year; and

(b)	The Participant must be employed by an Employer at the time the Committee determines that the Performance Goal (defined below) was satisfied for the Plan Year.

4.2	(a)
The Employer shall make an incentive allocation determined under Paragraph 4.3 below only if the Performance Goal (defined below) is met for the Plan Year as determined in the sole discretion of the Committee.

(b)	“Performance Goal” shall mean a Return on Average Shareholders’ Equity as determined in the sole discretion of the Committee each year based on the annual operating plan for the relevant fiscal year.

4.3
If the Performance Goal (defined above) is met for a Plan Year, those Participants eligible for an Employer incentive allocation under Paragraph 4.1 above shall receive such an allocation determined by the Committee as follows:

(a)
The Committee shall determine the number of LSI Common Shares deemed to have been acquired during the Plan Year and each of the two immediately preceding Plan Years with the Compensation deferrals for such years.  In making that determination, the Committee shall consider only Compensation deferrals for a Plan Year up to 40% of the Participant’s Compensation.

(b)	The Committee shall determine the percentages applicable to each eligible Participant for the current Plan Year and for each of the two preceding Plan Years from the following:

	Return on Average Shareholders’ Equity
	At least Performance Goal but less than Performance Goal plus 0.5%	At least Performance Goal plus 0.5% but less than Performance Goal plus 1.0%	Performance Goal plus 1.0% or more
Corporate Officers and Top Executives	20%	25%	30%
All Other Employees	10%	12.5%	15%

The Participant’s status (as a “corporate officer” or “top executive”) as determined by the Committee at the end of the Plan Year in which the Participant makes Compensation deferrals will determine the level of Employer allocations under this Paragraph attributable to such Compensation deferrals for that Plan Year.

(c)
The applicable percentages determined for a Participant for the Plan Year and the two immediately preceding Plan Years shall be applied against the number of LSI Common Shares determined for the respective Plan Years (under (a) above).  The resulting number shall be rounded to the nearest whole share.

(d)
The Committee shall determine the value of the number of LSI Common Shares (determined under (c) above) as of such date as it deems appropriate.  That amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

ARTICLE V.
ADDITIONAL LSI ALLOCATIONS

The Employer may make additional discretionary allocations to certain Participants.  Such additional discretionary allocations must be approved by the Committee and shall be credited to the Participants’ Deferred Compensation Accounts at such time as the Committee shall determine.

ARTICLE VI.
PARTICIPANT’S INTEREST

Neither a Participant nor a Participant’s designated Beneficiary shall acquire any property interest in the Participant’s Deferred Compensation Account or any other assets of the Employer, their rights being limited to receiving from the Employer a deferred payment as set forth in this Plan, and these rights are conditioned upon continued compliance with the terms and conditions of this Plan.  To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

ARTICLE VII.
CREDITING OF EARNINGS

7.1	General. There shall be credited to the Deferred Compensation Account of each Participant an additional amount of earnings (or losses) determined under this Article VII.

7.2
Investment of Compensation Deferrals in LSI Common Shares.  All Compensation deferrals for a Plan Year shall be credited with earnings (or losses) as though invested primarily in LSI Common Shares.  Participants who, prior to the amendment and restatement, had amounts attributable to their Deferred Compensation Account credited with earnings or losses based on any investment election other than the LSI Common Shares investment election shall receive a cash distribution before July 1, 1998 equal to  such value of all accounts subject to such other investment elections under the Plan as it then existed.

7.3
Employer Allocations.  Employer allocations under Article III and Article IV shall be credited with earnings (or losses) as if it were invested primarily in LSI Common Shares.  The Participant shall have no right to elect that alternative investments be used.

7.4
Determination of Rate of Return.  The Committee shall determine the rate of return throughout each Plan Year quarter or other period for the investment in LSI Common Shares and any other investment required to maintain the liquidity of the Plan.

7.5
Investment Adjustment.  For each Plan Year quarter or other period, the Participant’s Deferred Compensation Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined by the Committee under Paragraph 7.4.  Such increase or decrease shall be based on the balance in the Deferred Compensation Account throughout the Plan Year quarter or other period and shall be credited at such time as the Committee in its sole discretion shall determine.

ARTICLE VIII.
PLAN BENEFITS

8.1
Vesting.  Effective as of September 9, 2005, a Participant’s rights to the Participant’s Deferred Compensation Account (as adjusted for earnings and losses) shall be fully vested and nonforfeitable at all times.

8.2	Distribution of Benefit.

(a)
At the time an Executive makes the first deferral election under Article II, the Executive shall also elect to have the amounts represented by the Executive’s Deferred Compensation Account paid in one of the following two forms commencing as soon as administratively feasible upon the Executive’s Separation from Service but in all events within 90 days following the date of such Separation from Service:

(1)	a single lump sum payment, or

(2)	approximately equal annual installments to last not more than 10 years.

If installment payments are in effect, the Participant’s Deferred Compensation Account shall continue to be credited with earnings (or losses) under Article VII until payment of the final installment.

(b)
A Participant may change the election referred to in (a) above only in accordance with this Paragraph 8.2(b).  Effective for deferrals made before January 1, 2005, payment shall be made in accordance with any such changed election only if the Participant terminates service with all Employers at least 12 months following the date of the election.  Otherwise, the payment shall be made in accordance with the election (if any) in effect immediately prior to the changed election.  Effective for deferrals made on or after January 1, 2005, subsequent elections to change the time and form of payment must meet the following requirements:

(1)	Elections shall not be effective until at least 12 months following the date the election is made.

(2)
For all elections for payments other than because of death or an unforeseeable emergency (as such term is defined in Paragraph 7.4), the first payment may not be made for a period of not less than 5 years from the date such payment would otherwise have been made (or in the case of installment payments, 5 years from the date the first amount was scheduled to be paid).

Notwithstanding the preceding sentence, effective for deferrals made on or after January 1, 2005, a Participant shall be permitted to make a subsequent election to change the form of payment during 2008, provided such election is made on or before December 31, 2008, and provided further that such election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(c)
If a Participant has no election concerning the form of benefit payment under this Paragraph 8.2 in effect at the time of the Participant’s Separation from Service, payment shall be made in a single lump sum payment.

(d)	Elections shall be made in writing, on a form provided by the Committee, and shall be made in accordance with the rules established by the Committee.

(e)
Notwithstanding the Participant’s payment election under this Paragraph 8.2 for a Participant who is a “specified employee” as defined in Code Section 409A and the rules and regulations promulgated thereunder, a distribution may not be made before the date which is 6 months after the date of the Participant’s Separation from Service (or if earlier, the date of death of the Participant).

8.3
Distribution of LSI Common Shares.  Participants shall receive benefit payments in the form of whole shares of LSI Common Shares.  Any fractional shares shall be paid in cash.  Any expenses attributable to such payment may be deducted from the Participant’s Deferred Compensation Account. The maximum number of LSI Common Shares available for issuance under the Plan shall be 475,000.

8.4
Hardship Distribution.  Subject to the approval of the Committee, a Participant may withdraw all or a portion of the Participant’s Deferred Compensation Account in the event of a hardship.  The distribution shall be made in the form of whole shares of LSI Common Shares.  Any fractional shares shall be paid in cash.  A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in severe financial hardship to the Participant if hardship distributions were not permitted.  Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy the emergency need.  An unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent such hardship is or may be relieved (1) through reimbursement or compensation by insurance or otherwise (2) liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship, or (3) by cessation of deferrals under the Plan.  In the event of an unforeseeable emergency (regardless of whether a hardship distribution is made), a Participant’s deferral election under Paragraph 2.1 shall terminate and no further deferrals shall be made for such Participant for the remainder of the Plan Year.

ARTICLE IX.
DEATH

Upon the death of a Participant prior to commencement of payment under Article VIII, the amounts represented by the Participant’s Deferred Compensation Account, increased by any amounts due to be credited but not yet credited under Article II, Article III or Article IV shall be payable to the Participant’s Beneficiary as soon as administratively feasible following the date of the Participant’s death but in all events within 90 days following such date in the form of distribution elected by the Participant pursuant to Paragraph 8.2(a).  If the Participant has already commenced receiving the amounts represented by the Participant’s Deferred Compensation Account in the installment payment form, the installment payments shall continue to be paid to the Participant’s Beneficiary.  The Beneficiary shall receive any benefit payments in the form of whole shares of LSI Common Shares.

ARTICLE X.
NON-ASSIGNABLE/NON-ATTACHMENT

Except as required by law, no right of the Participant or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.  An Employer may not assign its obligations hereunder.

ARTICLE XI.
CONSTRUCTION

This Plan shall be construed under the laws of the Code and to the extent not preempted by federal law, according to the laws of the State of Ohio.  Article headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan.  The Committee shall have full power and authority to interpret, construe and administer this Plan.

ARTICLE XII.
AMENDMENT OR TERMINATION OF PLAN

The Plan may be terminated at any time or amended in whole or in part from time to time by LSI Industries Inc. provided that no such termination or amendment may directly or indirectly reduce a Participant’s Deferred Compensation Account (other than through a distribution thereof to the Participant (or his Beneficiary in the event of his death)); and any such amendment shall be binding on each Employer, Participant and designated Beneficiary.

ARTICLE XIII.
MISCELLANEOUS

13.1
Neither this Plan, nor any action of LSI Industries Inc., an Employer or the Committee, nor any election to defer Compensation hereunder shall be held or construed to confer on any person any legal right to be continued as an employee of LSI Industries Inc. or any Employer.

13.2
LSI Industries Inc. and the Participant’s Employer shall have the right to deduct from all payments and amounts credited hereunder any taxes required by law to be withheld with respect to any benefits under this Plan.

IN WITNESS WHEREOF, LSI Industries Inc. and each Employer, with the consent of LSI Industries Inc., have caused this amended and restated Plan to be executed as of this 18th day of November, 2010.

LSI INDUSTRIES INC.

By:	/s/Ronald S. Stowell